Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Alternext US Stock Exchanges

NEWS

Vista Gold Corp. Announces the Following Update on Activities at its Paredones Amarillos Project

Denver, Colorado, January 12, 2009 – Vista Gold Corp. (“Vista”) (TSX & NYSE-A: VGZ) announced on September 8, 2008, the results of a bankable feasibility study (filed with SEDAR on October 22, 2008) and provided an update on the permitting of the Paredones Amarillos Project. As previously announced (see press releases dated September 8 and July 2, 2008), Vista indicated that it had decided to apply for a new Change of Land Use Permit (“CUSF”). In a press release dated November 10, 2008, Vista indicated it was in final negotiations to purchase the land required for the process plant and tailings impoundment facility and had presented an application for a Temporary Occupation Permit (“TOP”) for the use of the federal land which overlies the deposit. The land purchase and TOP are necessary pre-requisites for the CUSF application. On December 23, 2008, we reached agreement to purchase approximately 500 hectares of land for the mill site and other infrastructure. We have not yet received the TOP, which was expected by the end of 2008. Communications that our advisors have had with the office of the General Director of Mines of the Ministry of Economy (the department responsible for awarding the TOP) indicate that the approval process is proceeding normally, but at a slower pace than expected. Vista has already obtained the necessary environmental permit and completed the other prerequisite studies for the submittal of the CUSF permit application and will file that permit application as soon as the TOP is received.

On December 5, 2008, Vista completed another transaction to purchase the land for a desalination plant for the Paredones Amarillos Project. The property is located on the Pacific Coast, 25 kilometers SW of the Paredones Amarillos Project. The four-acre parcel of land is zoned for industrial use and approval has been received from the Municipality of La Paz for the installation of the desalination plant.

Fred Earnest, President and COO of Vista, commented, “The acquisition of the two parcels of land are important steps in the development of the project. We are disappointed that the process to acquire the Temporary Occupation Permit is taking longer than we had expected; however, we are using the time to undertake other critical path programs for the development of the project.”

About Vista Gold

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com. Vista has undertaken programs to advance the Paredones Amarillos Project, including the completion of a definitive feasibility study and the purchase of long delivery equipment items for use at that project. A drilling program was completed on the Mt Todd project in 2008 and a new resource estimate is expected to be completed early in 2009. Metallurgical studies are underway and a new feasibility study is expected to be completed during 2009. Vista’s other holdings include the Guadalupe de los Reyes Project in Mexico, the Yellow Pine Project in Idaho, the Awak Mas Project in Indonesia, and the Long Valley Project in California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the timing and receipt of required land use, environmental and other permits for the Paredones Amarillos Project; plans to confirm the validity of the Change of Land Use Permit and to obtain the Temporary Occupation Permit for the Paredones Amarillos Project and timing for confirmation of the status of such permits; plans for evaluation of the Mt. Todd Project including estimates of silver, copper and gold resources; preliminary assessment results; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd Project and plans for a feasibility study at the Mt. Todd Project; Vista’s future business strategy; plans; potential project development; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information. When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, risks relating to general economic conditions, delays and incurrence of additional costs in connection with our Paredones Amarillos Project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos Project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in commencement and completion of construction at the Paredones Amarillos Project and Mt. Todd Project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.